ALKALOIDA Chemical Company Zrt.

Taro Development Corporation                                                                                     June 25, 2008
c/o Taro Pharmaceuticals U.S.A., Inc.
3 Skyline Drive
Hawthorne, NY  10532
Attention:  Barrie Levitt

Dr. Barrie Levitt
16 Stonewall Lane
Mamaroneck, NY  10543

Ms. Tal Levitt
16 Stonewall Lane
Mamaroneck, NY  10543

Dr. Jacob Levitt
16 Stonewall Lane
Mamaroneck, NY  10543

Dr. Daniel Moros
19 Maple Avenue
Larchmont, NY  10538

Notice of Exercise of Options

Dear Sirs and Madam:

Reference is made to the Option Letter Agreement, dated May 18, 2007 (the “Option Agreement”), by and among Taro Development Corporation (“TDC”), Barrie Levitt, Tal Levitt, Daniel Moros, Jacob Levitt and us.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Option Agreement.

Pursuant to an Assignment and Assumption Agreement, dated as of June 24, 2008, a copy of which is attached hereto as Exhibit A, Sun Pharmaceutical Industries Ltd. (“Sun”) assigned its rights and obligations under the Option Agreement to us.

A.           Exercise of Options.  On May 28, 2008, Taro purported to terminate the Agreement of Merger, dated as of May 18, 2007 (the “Merger Agreement”), among Taro Pharmaceutical Industries Ltd. (“Taro”), Aditya Acquisition Company Ltd. (“Aditya”) and us.  Pursuant to the Option Agreement, we, the Option Holder, may exercise the Options within 30 days after termination of the Merger Agreement.  By delivery of this notice (this “Notice”), we hereby notify you of our exercise of the Options.

The Option Agreement requires us to commence, promptly after exercising the Options, a tender offer to acquire any Ordinary Shares, other than those acquired pursuant to the Ordinary Share Option, at a purchase price of US$7.75 per share.  Today, we have announced our intention to launch a tender offer for all Ordinary Shares (the “Tender Offer”) which we will commence promptly hereafter.

We, Sun and Aditya continue to believe that the Merger Agreement was improperly terminated by Taro.  Our exercise of the Options because of Taro’s purported termination of the

H-4440 Tiszavasvári, Kabay János u. 29. Phone: +36 42 521 000 Fax: +36 42 521 001

ALKALOIDA Chemical Company Zrt.

Merger Agreement shall not in any way be construed to be an acceptance or recognition of such purported termination.  The exercise of the Options does not waive our rights and claims under the Merger Agreement and all other applicable laws, which rights and claims are expressly reserved.

B.           Delivery Instructions.

Ordinary Share Option.  Pursuant to Paragraph Two (2) of the Option Agreement, we hereby notify you of our exercise of the Ordinary Share Option at US$7.75 per share and require that, contemporaneously with the expiration of the Tender Offer, Barrie Levitt, Tal Levitt and Daniel Moros transfer all of their Ordinary Shares to us in exchange for such payment.

TDC Option.  Pursuant to Paragraphs Two (2) and Five (5) of the Option Agreement, we hereby notify you of our exercise of the TDC Option.  We require that, contemporaneously with the expiration of the Tender Offer, (A) Barrie Levitt, Tal Levitt, Daniel Moros and Jacob Levitt vote all securities of TDC beneficially owned by them in favor of a merger of Sun Development Corporation I, a wholly-owned subsidiary of Sun (“Sun Sub”), with and into TDC for aggregate consideration of US$18,088,275.00 (the “TDC Merger”), and (B) in respect of the TDC Merger, TDC enters into a merger agreement with Sun and Sun Sub effective immediately.

Morley Option.  Pursuant to Paragraph Two (2) of the Option Agreement, we hereby notify you of our exercise of the Morley Option and require that contemporaneously with the expiration of the Tender Offer, Barrie Levitt transfers all of his shares of Class B Common Stock of Morley to us for no consideration.

C.           The Trust.  We have obtained an expert opinion that Initiating Motion 505/08 filed on May 28, 2008 in the Tel Aviv-Jaffa District Court by Taro and certain directions of Taro against Sun, Aditya and us (the “STO Litigation”) is without merit.  However, pending resolution of the STO Litigation, we are in the process of setting up an irrevocable trust governed by Israeli law (the “Trust”) designed to ensure that we and our affiliates do not control shares representing more than 44.9% of the voting power of the Company until such time that there is no legal impediment to our having such control.  While such shares remain in the Trust, we will have no investment power, voting power or other control over them.

Some or all of the shares delivered by you pursuant to the Option Agreement and tendered in the Tender Offer will be deposited in the Trust.  Delivery of such shares to the Trust shall not in any way be construed to be our acceptance or recognition of the claims made in the STO Litigation.  The delivery of such shares to the Trust does not waive our claims and defenses under the STO Litigation and all other applicable laws, which claims and defenses are expressly reserved.

D.           Agreement to Deliver Shares.  Please confirm by no later than 5:00 p.m. Eastern Time on Monday, July 7, 2008 that you agree to comply with the Delivery Instructions.  Upon receipt of your written confirmation, we will provide detailed instructions regarding delivery of the shares and consummation of the TDC Merger.

If we are not accordingly advised by such time, we will conclude that you do not intend to perform your obligations pursuant to the Option Agreement, allowing us to enforce in a court of law our contractual right to exercise the Options in accordance with the terms of the Option Agreement.

H-4440 Tiszavasvári, Kabay János u. 29. Phone: +36 42 521 000 Fax: +36 42 521 001

ALKALOIDA Chemical Company Zrt.

Please sign and return a copy of this Notice to our address as acknowledgement of receipt hereof.

[Signature Page Follows]

H-4440 Tiszavasvári, Kabay János u. 29. Phone: +36 42 521 000 Fax: +36 42 521 001

ALKALOIDA Chemical Company Zrt.

Very truly yours,

ALKALOIDA CHEMICAL COMPANY EXCLUSIVE GROUP LTD.

By:	/s/ Sudhir Valia
	Name:	Sudhir Valia
	Title:	Director

Acknowledged by:

TARO DEVELOPMENT CORPORATION

By:
Name:

BARRIE LEVITT

TAL LEVITT

JACOB LEVITT

DANIEL MOROS

H-4440 Tiszavasvári, Kabay János u. 29. Phone: +36 42 521 000 Fax: +36 42 521 001

ALKALOIDA Chemical Company Zrt.

EXHIBIT A

Assignment & Assumption Agreement

H-4440 Tiszavasvári, Kabay János u. 29. Phone: +36 42 521 000 Fax: +36 42 521 001